Exhibit 99.1

ASCENT CAPITAL GROUP’S SUBSIDIARY, MONITRONICS INTERNATIONAL, COMPLETES REPRICING OF CREDIT FACILITY

Expects Annualized Interest Savings of Approximately $8.1 Million

Englewood, CO - March 25, 2013 - Ascent Capital Group, Inc (“Ascent” or the “Company”) (Nasdaq: ASCMA) announced today that its wholly-owned subsidiary, Monitronics International, Inc. (“Monitronics”), has completed the repricing of its Senior Secured Credit Facility, which is comprised of a $150 million revolver and a Term Loan B under which $691 million remains outstanding. The repriced facility will now have a reduced interest rate of LIBOR plus 3.25% with a LIBOR floor of 1.00% for the Term Loan B and a reduced interest rate of LIBOR plus 3.75% with a LIBOR floor of 1.00% for the revolver. Concurrently, Monitronics extended the maturity of its Senior Secured Revolving Credit Facility by nine months to December 22, 2017.

In conjunction with the repricing, Monitronics also amended its interest rate swap arrangement resulting in a new fixed interest rate of 5.0%, as compared to 6.2% on the former Term Loan B. Monitronics expects that the repricing will result in a pro forma annualized interest expense savings of approximately $8.1 million.

Mike Haislip, President and Chief Executive Officer of Monitronics International, said, “We are pleased with the results of this transaction, which significantly reduces our cost of debt and extends the maturity of our revolver.  Our business will benefit from the annual cost savings as well as the financial flexibility it affords us to invest in future growth.  We appreciate the continued strong support from our debt investors and our lenders.”

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about cost savings and market conditions and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market and economic conditions. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K and 8-K, for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com